Exhibit (10.14)
BADGER METER, INC.
AMENDED AND RESTATED BADGER METER, INC. DEFERRED COMPENSATION PLAN
(approved December 12, 2008 and retroactively effective on January 1, 2008)
Section 1: Establishment and Purposes
     1.1. Establishment. Badger Meter, Inc., a Wisconsin corporation (the “Company”), hereby adopts, effective as of January 1, 2008, this Amended and Restated Badger Meter, Inc. Deferred Compensation Plan (the “Plan”), a nonqualified deferred compensation plan designed to benefit key employees of the Company. The Plan, as amended and restated herein, supersedes all prior versions of such plan and applies with respect to any amounts deferred after December 31, 2005. Amounts deferred prior to that date are subject to the terms of the plan as in effect in 2004.
     1.2. Purposes. The purposes of this Plan are to enable the Company to attract and retain persons of outstanding competence, and to provide a means whereby the receipt of certain amounts payable by the Company to selected key employees may be deferred to some future period.
Section 2: Definitions
     2.1. Definitions. Whenever used herein, the following terms shall have the meanings set forth below:
(a) “Board” means the Board of Directors of the Company.
(b) “Change of Control” means the events determined by the Committee to constitute a change of control of the Company within the meaning of Code Section 409A and the default rules of Treas. Reg § 1.409A-3(i)(5). The Committee shall have the discretion to determine when events constituting a change of control of the Company have occurred; provided, however, that such a determination shall not be unreasonably withheld.
(c) “Committee” means the Corporate Governance Committee of the Board or any successor committee thereto.
(d) “Compensation” means the gross Salary and Bonuses payable to a Participant during a Year.
(i) “Salary” means all regular, basic Compensation, before reduction for amounts deferred pursuant to this Plan or any other plan of the Company, payable in cash to a Participant for services during the Year, exclusive of any Bonuses or incentive compensation, special fees or awards, allowances, or amounts designated by the Company as payment toward or reimbursement of expenses.
(ii) “Bonus” or “Bonuses” means any annual incentive award based on an assessment of performance, payable by the Company to a Participant in a Year.
(e) “Growth Increment” means the amount of interest earned on a Participant’s deferred amounts.
(f) “Participant’” means an individual selected by the Committee for participation in the Plan.
(g) “Separation from Service” shall occur when an individual has a termination of employment with the Company within the meaning of Code Section 409A, subject to the following conditions:
(i) If the Participant takes a leave of absence from the Company for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided by either by statute or by contract. If the period of the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day of the seventh (7th) month of the leave of absence.
(ii) The Participant will be deemed to have incurred a Separation from Service when the level of bona fide services performed by the Participant for the Company (whether as an employee or as an independent contractor) permanently decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the

Participant during the immediately preceding thirty-six (36)-month period (or the Participant’s actual period of service, if less). The Participant will not be deemed to have incurred a Separation from Service if the Participant continues to provide bona fide services to the Company in any capacity (whether as an employee or an independent contractor) at a level that is greater than twenty percent (20%) of the average level of services performed by the Participant during the immediately preceding thirty-six (36)-month period (or the Participant’s actual period of service, if less).
(h) “Total and Permanent Disability” shall be deemed to have occurred when the Participant (i) is unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The occurrence of a disability and the date of onset of disability shall be determined by the Company in its sole discretion, relying on such information as Company deems necessary or appropriate.
(i) “Year” means the fiscal year of the Company ending on December 31.
2.2. Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.
Section 3: Eligibility and Participation
3.1. Eligibility. The officers of the Company and other key employees approved by the Committee shall be eligible to participate in this Plan. It is intended that participation in this Plan is to be limited to a select group of management or highly compensated employees and the Committee shall not include in the Plan any employee who does not fall into that category.
3.2. Participation. The Committee of the Board shall approve individuals for participation in the Plan. In the event a Participant no longer meets the requirements for participation in this Plan, he shall become an inactive Participant, retaining all the rights described under this Plan (including the right to receive any Salary or Bonuses previously deferred under this Plan and credited to his deferred compensation account as described in Section 5, as well as any Growth Increments earned on such amounts), except the right to make any further deferrals, until the time he again becomes an active Participant or incurs a Separation from Service from the Company, dies or suffers a Total and Permanent Disability.
3.3. Partial Year Participation. In the event that an individual becomes an employee of the Company after the beginning of a Year, or otherwise becomes eligible to participate after the beginning of a Year, the Committee may, in its sole discretion, approve such individual for participation in the Plan. Such participation shall be effective as of the first day of the Year immediately following the Year in which the individual becomes eligible for participation.
Section 4: Election to Defer
4.1. Deferral Elections. Except as provided in Subsection 4.2 below, prior to the beginning of each Year, a Participant irrevocably may elect to defer a percentage of Salary, Bonus, or both Salary and Bonus that will be earned in the subsequent year. The deferral election shall be in such form as is prescribed by the Company.
(a) Salary Deferral. A Participant may elect to defer a percentage, not to exceed 50%, of his annual Salary. The deferral percentage elected shall be applied to the Participant’s Salary for each pay period of the Year to which the deferral election applies.
(b) Bonus Deferral. Participant may elect to defer all or a portion of his Bonus in 25% increments. The deferral percentage elected shall apply only to the Participant’s Bonus payable with respect to service to be performed in the immediately following Year.
4.2. Deferral Election for Initial Year. For the initial Year of this Plan ending December 31, 2005 only, a Participant may elect to defer a percentage of Salary, Bonus, or both Salary and Bonus, by written notice to the Company in a form prescribed by the Company before March 15, 2005. This election shall be effective only as to Salary and Bonus amounts that are to be paid after March 15, 2005.
4.3. At the same time as the election made pursuant to Subsection 4.1, the Participant shall irrevocably select the deferral period for each separate deferral of Salary, Bonus, or both Salary and Bonus. The deferral period may be for a specified number of years (not to be less than five) or until a specified date (not less than five years from the date of election). However, notwithstanding the deferral period specified, payment shall begin following the earliest to occur of:
(a)	Death,

(b)	Total and Permanent Disability,

(c)	Change in Control, or

(d)	Separation from Service.
4.4. Manner of Payment Election. At the same time as he makes an election pursuant to Subsection 4.1, the Participant also shall elect the manner in which the deferred amount will be paid. The Participant may choose to have payment either in a lump sum or in two (2) to ten (10) approximately equal annual installments. The Participant may only modify this election upon approval from the Company and in a manner that is consistent with Code Section 409A. The Company shall establish separate subaccounts, as needed, to identify amounts subject to different payment intervals.
Section 5: Deferred Compensation Account
5.1. Participant’s Accounts. The Company shall establish and maintain an individual bookkeeping account for each Participant to record his deferrals. This account shall be credited as of the date the amount deferred otherwise would have become due and payable.
5.2. Growth Increments. The Company shall provide the opportunity for Growth Increments to be earned on the deferred amounts. The Participant’s account shall be credited on the last day of each calendar quarter, with a Growth Increment computed on the balance in the account as of the first day of such quarter. The Growth Increment shall be equal to said account balance multiplied by the interest rate. The interest rate shall be equal to the sum of the five-year U.S. Treasury constant maturities rate of interest plus one and one-half percent (1-1/2%), the sum of which is then divided by four (4). The U.S. Treasury constant maturities rate of interest shall be the average weekly rate as reported by the Board of Governors of the Federal Reserve System in the Federal Reserve Statistical Release for the week ending on the date that is the Wednesday immediately preceding the last day of each calendar quarter.
5.3. Charges Against Accounts. There shall be charged against each Participant’s account any payments made to the Participant or to his beneficiary in accordance with Section 6 hereof.
Section 6: Payment of Deferred Amounts
6.1. Payment of Deferred Amounts. Payment of a Participant’s deferred compensation account balance, including accumulated Growth Increments attributable thereto, shall be paid either in a lump sum or in two (2) to ten (10) approximately equal annual installments, as selected by the Participant under Subsection 4.4 of this Plan, as follows:
(a) Lump Sum Payment. Except as provided in Subsection 6.3, a lump sum payment shall be made in cash within thirty (30) calendar days after the end of the deferral period selected by the Participant under Subsection 4.3 hereof.
(b) Installment Payments. Except as provided in Subsection 6.3, the initial payment of a series of annual installment payments shall be made in cash within thirty (30) calendar days after the end of the deferral period selected by the Participant under Subsection 4.3 hereof. The remaining installment payments shall be made in cash each year thereafter until the Participant’s entire deferred compensation account has been paid. Growth Increments shall continue to be earned on the deferred amounts in the Participant’s deferred compensation account, as provided in Section 5 of this Plan, until the Participant’s entire deferred compensation account has been paid. The amount of each payment shall be equal to the balance remaining in a Participant’s account immediately prior to each such payment, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining.
6.2. Acceleration of Payments. Notwithstanding the election made pursuant to Subsection 4.4, and subject to the requirements of Subsection 6.3, payment shall be made in a lump sum within thirty (30) days of the date specified for payment under the following circumstances:
(a) If payment commences because the Participant incurs a Separation from Service, or suffers a Total and Permanent Disability (as described in Subsections 4.3(b) and 4.3(c)),
(b) If payment commences because the Participant dies prior to the payment of all or a portion of his deferred compensation account balance,
(c) If the Participant’s account balance is less than five thousand dollars ($5,000) at the time specified for payment, or
(d) If payment commences because of the occurrence of a Change of Control of the Company. In such event, all amounts deferred by the Participant, plus Growth Increments, immediately shall become payable in full as of the date of such Change of Control, notwithstanding any other provisions to the contrary.
In the event the Participant dies prior to the payment of all or a portion of his deferred compensation account balance, as specified in Subsection 6.2(b), payment of the Participant’s benefits shall be made to the beneficiaries designated pursuant to Section 7 hereof.
6.3. Treatment of “Specified Employees”. Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee” (within the meaning of Code Section 409A), no distribution shall be made to such Participant before the expiration of the 6-month period following the Participant’s Separation from Service. Whether a Participant is a “specified employee” for this purpose shall be determined by the Committee, in accordance with the requirements imposed by Code Section 409A and the Treasury Regulations promulgated thereunder. At the expiration of the 6 month period, in the event the Participant would otherwise have received installment payments during the 6 month delay, such amount shall be paid together with the first installment due after the 6 month waiting period expires.
6.4. Unforeseeable Emergency. The Committee shall alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Committee, severe financial hardship. In such event, the Committee shall:
(a) Provide that all, or a portion of, the amount previously deferred by the Participant immediately shall be paid in a lump sum cash payment,
(b) Provide that all, or a portion of, the installments payable over a period of time immediately shall be paid in a lump sum, or
(c) Provide for such other installment payment schedules as deemed appropriate under the circumstances, as long as the amount distributed will not be in excess of that amount which is necessary for the Participant to meet the financial hardship.
     Severe financial hardship shall be deemed to have occurred in the event of (i) an illness or accident affecting the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152 (without regard to Code Sections 152(b)(1), 152(b)(2), and 152(d)(1)(B)), (ii) loss of the Participant’s property due to casualty, or (iii) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee’s decision in passing on the severe financial hardship of the Participant and the manner in which, if at all, the payment of deferred amounts shall be altered or modified, shall be final, conclusive, and not subject to appeal.

Section 7: Beneficiary Designation
7.1. Designation of Beneficiary. A Participant shall designate a beneficiary or beneficiaries who, upon the Participant’s death, are to receive the amounts that otherwise would have been paid to the Participant. All designations shall be signed by the Participant and be in such form as prescribed by the Company. A designation shall be effective as of the date incorporated in it and only if it is delivered to the Company during the lifetime of the Participant. The Participant also may change his designation of beneficiary on such form as prescribed by the Company. The payment of amounts shall be in accordance with the last unrevoked written designation of beneficiary that has been signed and delivered to the Company.
7.2. Death of Beneficiary. In the event that all of the beneficiaries named in line with Subsection 7.1 predecease the Participant, the amounts that would have been paid to the Participant shall be paid to the Participant’s estate, and in such event, the term “beneficiary” shall include his estate.
7.3. Ineffective Designation. In the event the Participant does not designate a beneficiary or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant’s estate and in such event the term “beneficiary” shall include his estate.
Section 8: Rights of Participant
8.1. Contractual Obligation. It is intended that the Company shall be under a contractual obligation to make payments from the Participant’s account when due. Payment of account balances shall be made out of the general funds of the Company as determined by the Board.
8.2. Unsecured Interest. No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
8.3. Employment. Nothing in the Plan shall interfere with nor limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.
8.4. Participation. No employee shall have the right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. No employee shall have the right to continue as a Participant beyond the date specified by the Committee.
Section 9: Nontransferability
9.1 Nontransferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant or a beneficiary. Prior to the time of the payment hereunder, a Participant or a beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall such rights be assigned or transferred by operation of law.
Section 10: Administration
10.1. Administration. This Plan shall be administered by the Corporate Governance Committee of the Board, or any successor thereto. The Committee may from time to time establish rules for the administration of this Plan that are not inconsistent with the provisions of this Plan.
10.2. Finality of Determination. The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.
10.3. Expenses. The cost of payment from this Plan and the cost of administering the Plan shall be borne by the Company.

Section 11: Withholding of Taxes
11.1. Tax Withholding. The Company shall have the right to deduct from all payments made from the Plan, or from any other amount owed to the Participant (or to a beneficiary), any Federal, state, or local income or payroll taxes (including all taxes required under the Federal Insurance Contributions Act) that the Company determines required by law to be withheld with respect to such payments. If the amount so withheld by the Company is insufficient for such purpose, then the Company may require the Participant (or the beneficiary) to pay to the Company, upon its demand, or otherwise make arrangements satisfactory to the Company for payment of, such amount as may be requested by the Company in order to satisfy the Company’s obligation to withhold any such taxes.
Section 12: Amendment and Termination
12.1. Amendment and Termination. The Company expects the Plan to be permanent but, since future conditions affecting the Company cannot be anticipated or foreseen, the Company necessarily must and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of its Board. Except with consent of the affected Participant, no amendment, nor the termination of this Plan, shall deprive the Participant of the right to amounts deferred prior to the amendment or termination or to the right to have Growth Increments continue to be credited in accordance with Subsection 4.2 to his account until payment is made. Likewise, no amendment nor termination of the Plan may further defer the timing of payment beyond the date previously established without the Participant’s consent and in accordance with terms of Code Section 409A. Nor may the Company, without the consent of the affected Participant or beneficiary, terminate the Plan or amend it in any manner that would cause the imposition of additional tax on the Participant or beneficiary under Code Section 409A.
Section 13: Applicable Law
13.1. Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Wisconsin, except to the extent such laws are preempted by the Employee Retirement Income Security Act of 1974.
13.2. Claim Appeal Procedure. In the event a Participant disagrees with the Committee’s determination regarding the Participant’s right to benefits hereunder, the Participant must submit his written request for reconsideration to the Committee setting forth the basis for his disagreement. The Committee shall review the claim and provide a written response within 60 days after receipt of the claim, although the Committee may extend this period to 120 days by notice to the Participant within the initial 60-day period.
     If the Participant disagrees with the Committee’s determination on review, the Participant may file a written objection within 60 days from the date of the Committee’s written response requesting review by the Board. The Board’s decision will be transmitted to the Participant within 60 days of receipt of the written objections, although the Board may extend this period to 120 days by written notice to the Participant within the initial 60-day period. The Board’s decision on appeal shall be final and binding on all parties.